Exhibit 99.1

Deckers Outdoor Corporation Reports Record Second Quarter Financial Results

Company Reports Second Quarter Sales Increased 72.8% to a Record of $91.1 Million

Company Increases Fiscal 2008 Growth Targets

GOLETA, Calif.--(BUSINESS WIRE)--August 7, 2008--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the second quarter ended June 30, 2008.

Second Quarter Highlights

  Net sales increased 72.8% to $91.1 million versus $52.7 million last year.
  Diluted EPS of ($0.29) or $0.39, excluding non-cash write-down of Teva® trademarks described below, an increase of 129.4% over EPS of $0.17 a year ago. See the Reconciliation of Non-GAAP Measures in the tables below.
  UGG® brand sales increased 130.6% to $60.6 million compared to $26.3 million a year ago.

Deckers also announced that it conducted an impairment evaluation of the Teva trademarks intangible asset on its condensed consolidated balance sheet. Based on the results of the evaluation, the Company wrote down the value of the intangible asset and recorded a non-cash, pre-tax charge of $14.9 million in the second quarter.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated, “The positive momentum that the UGG brand experienced at the start of the year continued into the second quarter which allowed us to once again exceed expectations. A significant increase in fall orders both domestically and overseas, combined with solid sell-through of spring product in our direct to consumer business contributed to the brand’s outperformance. The very challenging retail environment for the Teva brand contributed to our inability to support a portion of the value of the Teva trademarks on our balance sheet for accounting purposes. However, given the circumstances and compared to our competition, we are still encouraged with the Teva brand’s results, as sales rose modestly driven by increased shelf space at retail and consumer demand for several new styles from our spring collection. At the same time, Simple® brand sales increased and continued to benefit from strong sell-through of the spring 2008 product line, increased distribution, and enhanced awareness of the brand. We also recently announced a number of important initiatives that we believe will strengthen our market position and enhance our global prospects, namely the acquisition of TSUBO®, LLC, two new UGG brand concept stores opening in the U.K. and our joint-venture in China for the UGG brand. As we move into the back half of the year, we remain very confident about our prospects evidenced by our heightened outlook for the UGG brand and our increased sales and earnings expectations for 2008.”

Division Summary

UGG®

UGG brand net sales for the second quarter increased 130.6% to $60.6 million compared to $26.3 million for the same period last year. The significant sales gain was primarily attributable to an increase in global shipments of fall product versus the same period a year ago.

Teva®

Teva brand net sales increased 4.8% to $25.2 million for the second quarter compared to $24.1 million for the same period last year. A solid fill-in business for key spring styles helped offset a lower pre-book schedule as retailers were cautious with their future orders during the spring season.

Simple®

Simple brand net sales for the second quarter increased 94.0% to $4.7 million compared to $2.4 million for the same period last year. The increase was driven by strong sell-through of the entire spring product line coupled with the initial orders of PlanetWalkers® shipping for the collection’s launch in the third quarter.

TSUBO®

The TSUBO brand was acquired in the second quarter and did not have a material amount of net sales for the quarter.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 31.7% to $6.4 million for the second quarter compared to $4.9 million for the same period a year ago.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 143.2% to $3.1 million for the second quarter compared to $1.3 million for the same period a year ago.

Inventories

At June 30, 2008, inventories increased to $112.8 million, versus $66.3 million a year ago. By brand, UGG increased $38.6 million to $90.6 million, Teva increased $2.9 million to $14.0 million and Simple increased $3.7 million to $6.9 million. The addition of the TSUBO brand in the second quarter added $1.1 million in inventory. It is also important to note that the majority of the UGG brand’s business is pre-booked and the increase in UGG inventory is necessary to fulfill the volume of orders currently on the books.

Full-Year 2008 Outlook

  Based upon the Company’s second quarter results coupled with improved visibility into the second half of the year, the Company currently expects its full year revenue to increase approximately 43% over 2007, up from previous guidance of approximately 31%.
  The Company currently expects its full year diluted earnings per share, excluding the impact of the non-cash charge related to the write-down of the Teva trademarks discussed above, to increase approximately 34% over 2007, up from previous guidance of approximately 27%. This guidance assumes a gross profit margin of approximately 45% and SG&A as a percentage of sales of approximately 23%, both consistent with previous expectations.
  Fiscal 2008 guidance includes approximately $10.6 million of stock compensation expense.

Third and Fourth Quarter Outlook

  The Company currently expects third quarter 2008 revenue and diluted earnings per share to increase approximately 34% and 12%, respectively, over 2007 levels. This guidance assumes a gross profit margin of approximately 44% and SG&A as a percentage of sales of approximately 23% due to additional distribution center costs, higher stock compensation, and costs for new retail stores that were not open in the third quarter of 2007.
  The Company currently expects fourth quarter 2008 revenue and diluted earnings per share to increase approximately 45% and 42%, respectively, over 2007 levels. This guidance assumes a gross profit margin of approximately 47% and SG&A as a percentage of sales of approximately 18%.

The Company’s conference call to review second quarter fiscal 2008 results will be broadcast live over the internet today, Thursday, August 7, 2008 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple® Shoes, UGG® Australia, TSUBO®, and Deckers® Flip Flops are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: our ability to anticipate fashion trends, consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; impairment charges related to the Teva brand intangible assets if Teva product sales or operating performance decline to a point that the fair value of our Teva reporting unit does not exceed its carrying value; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China due to currency fluctuations and actions by the Chinese government; our ability to implement our growth strategy; the success of our customers and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; the risk of losing key personnel; a delay or interruption in the delivery of merchandise to our customers, and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the Securities and Exchange Commission on February 29, 2008. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$79,636	54,525
Restricted cash	433	250
Short-term investments	45,175	113,567
Trade accounts receivable, net	54,702	72,209
Inventories	112,802	51,776
Prepaid expenses and other current assets	4,807	3,276
Income taxes receivable	4,260	---
Deferred tax assets	5,960	5,964
Total current assets	307,775	301,567

Restricted cash	700	1,000
Long-term investments	2,250	-
Property and equipment, at cost, net	19,113	10,579
Intangible assets, less applicable amortization	45,019	54,131
Deferred tax assets	2,682	2,682
Other assets	100	73

	$377,639	370,032

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$50,465	36,221
Accrued expenses	12,264	17,629
Income taxes payable	---	17,544
Total current liabilities	62,729	71,394

Long-term liabilities	2,639	----

Stockholders' equity:
Common stock	130	130
Additional paid-in capital	109,645	103,659
Retained earnings	202,041	194,567
Accumulated other comprehensive income	455	282
Total stockholders' equity	312,271	298,638

	$377,639	370,032

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$91,116	52,730	$188,651	125,305
Cost of sales	54,776	31,041	106,163	70,199
Gross profit	36,340	21,689	82,488	55,106

Selling, general and administrative expenses	28,384	18,825	57,472	37,170
Loss from impairment	14,900	----	14,900	---
(Loss) income from operations	(6,944)	2,864	10,116	17,936

Other (income) expense, net:
Interest income	(663)	(1,487)	(2,052)	(2,653)
Interest expense	39	197	71	496
Other, net	(6)	38	(257)	78
(Loss) income before income taxes	(6,314)	4,116	12,354	20,015

Income tax (benefit) expense	(2,494)	1,849	4,880	8,297

Net (loss) income	$(3,820)	2,267	$7,474	11,718

Net (loss) income per share:
Basic	$(0.29)	0.18	$0.57	0.92
Diluted	(0.29)	0.17	0.57	0.90

Weighted-average shares:
Basic	13,032	12,787	13,020	12,691
Diluted	13,032	13,018	13,178	13,014

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month	Six-month
	period ended	period ended
	30-Jun-08	30-Jun-08

(Loss) income before income taxes	$(6,314)	$12,354
Add back impairment charge	14,900	14,900

Income before taxes and excluding impairment charge	8,586	27,254

Income tax expense	3,391	10,765

Net income excluding impairment charge	$5,195	$16,489

Net income excluding impairment charge per share:
Basic	$0.40	$1.27
Diluted	0.39	1.25

Weighted-average shares:
Basic	13,032	13,020
Diluted	13,189	13,178

Use of Non-GAAP Financial Measures

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, the Company also used non-GAAP measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude a non-cash impairment charge. This adjustment is not in accordance with or an alternative for GAAP. This adjustment is provided to enhance an overall understanding of the Company's financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded item represents a non-cash impairment charge associated with the write-down of the Company's Teva trademarks because management does not believe this expense is indicative of the Company's core business. Even though such item has occurred in the past and may recur in future periods, it is driven by events that are not directly related to the Company's ongoing core business operations. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

CONTACT:
Deckers Outdoor Corporation
Tom Hillebrandt, 805-967-7611
Chief Financial Officer
or
Investor Relations:
Integrated Corporate Relations, Inc.
Chad A. Jacobs / Brendon Frey, 203-682-8200